                                                                EXHIBIT 5.1
[BANKAMERICA CORPORATION]


Michael J. Halloran
Executive Vice President
General Counsel
                                                                May 11,1994
Members of the Board of Directors
BankAmerica Corporation
Bank of America Center
555 California Street
San Francisco, CA 94104

Dear Board Members:

        I am Executive Vice President and General Counsel of BankAmerica Corporation ("BAC") and in that capacity I have acted as counsel for BAC in connection with the issuance of shares of its common stock, par value $1.5625 (the "Common Stock"), to be issued in connection with the proposed merger of Continental Bank Corporation with and into BAC, as described in the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement/Prospectus included therein to be filed by BAC with the Securities and Exchange Commission.

        I have examined or caused to be examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that the Common Stock, when issued in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

        I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and consent to the reference to this opinion under the heading "Legal Matters" in said Registration Statement and in the Proxy Statement/Prospectus included therein.


                                      Sincerely,


                                      /s/ MICHAEL J. HALLORAN
                                      Michael J. Halloran
                                      Executive Vice President
                                        and General Counsel



Bank of America Center  San Francisco, California 94137  Cable: BANKORP